Exhibit 10.1

May 12, 2010

Mr. Leonard Riggio
122 Fifth Avenue
New York, NY 10011

Dear Mr. Riggio:

This letter agreement (the “Agreement”) is intended to set forth our mutual understanding regarding your service with Barnes & Noble, Inc. (the “Company”).

Accordingly, we are pleased to agree as follows:

1.           Duties.  (a) The Company acknowledges that you currently serve as the Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”).  This Agreement shall have no effect on your service or status as Chairman (or otherwise as a member) of the Board.

(b)         During the Initial Term and any Renewal Term (each, as defined below), you shall also serve as an employee of the Company reporting directly to the Board, and shall be subject to the Company’s policies on the same basis as senior executives of the Company.  In such capacity, you shall assist and advise the Board and the Company’s senior executives and shall have such other duties and responsibilities as the Board may specify from time to time.

(c)         During the Initial Term and any Renewal Term, you shall devote the time and effort reasonably required to fulfill your duties and responsibilities under this Agreement.

2.           Term.  (a)  The initial term of this Agreement shall be for the period beginning on May 12, 2010 (the “Effective Date”) and ending on the first anniversary of the Effective Date thereof or, if earlier, the termination of your employment in accordance with the provisions set forth below (the “Initial Term”).  At the expiration (but not earlier termination) of the Initial Term, and any subsequent “Renewal Term” (as defined below), the term of this Agreement shall automatically renew for additional periods of one year (each, a “Renewal Term”), unless your employment has earlier terminated or either party hereto has given the other party written notice of non-renewal at least 90 days prior to the expiration date of the Initial Term or the Renewal Term, as applicable.  In the event that either party has given written notice of non-renewal, and your employment with the Company continues after the expiration of the Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and either party may terminate such employment with or without notice and for any reason or no reason.  In the event that the expiration of the Initial Term or any Renewal Term occurs prior to the expiration of your then-current term as a member of the Board, you shall remain a non-employee member of the Board; provided, however, that you shall not be entitled to any compensation or benefits pursuant to this Agreement after the end of the Initial Term or any Renewal Term, and your compensation for any period following the Initial Term or any Renewal Term during which you serve as a member of the Board shall be limited to compensation normally paid by the Company to its other non-employee directors.  For the avoidance of doubt, during the Initial Term and any Renewal Term, you shall not be eligible for any compensation payable solely for your service as a member of the Board.

  (b)           Your employment hereunder shall terminate immediately upon your death and may be terminated by the Company upon written notice to you following your Disability (as defined below).  Your employment hereunder may also be terminated by the Company (i) immediately for Cause (as defined below) or (ii) following two weeks written notice to you for any other reason.  Your service hereunder may also be terminated by you for any reason following two weeks written notice to the Company of your intention to resign.

  (c)           For purposes of this Agreement:

  (i)           “Cause” means (A)  your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) your indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by you (as determined by a majority vote of the Board (excluding yourself) in its reasonable discretion and judgment) that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of your employment duties and responsibilities; (D) your engaging in any act of intentional misconduct or moral turpitude (as determined by a majority vote of the Board (excluding yourself) in its reasonable discretion and judgment) reasonably likely to adversely affect the Company or its business; (E) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (F) your willful failure or refusal to properly perform (as determined by a majority vote of the Board (excluding yourself) in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by a majority vote of the Board (excluding yourself) in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (G) your material breach of this Agreement or of any other contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

(ii)           “Disability” shall mean a written determination by a majority of three physicians (one of which shall be your most recent primary care provider) mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

3.           Compensation.

3.1.        Annual Base Salary.  During the Initial Term and any Renewal Term, the Company shall pay you, for all services you perform hereunder, an annual base salary of U.S. $100,000.00, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).

3.2.        Bonus Compensation.  During the Initial Term and any Renewal Term, the Company shall pay you annual bonus compensation, as determined by the Compensation Committee, with an annual target amount of not less than 150% of your Annual Base Salary, which shall be paid in accordance with and subject to the terms and conditions of the Company’s Executive Performance Plan (as may be amended from time to time and attached hereto as Exhibit A and incorporated herein by reference) or such other incentive or compensation plan or arrangement specified by the Compensation Committee.

3.3.        Employee Benefits.  During the Initial Term and any Renewal Term, you shall be eligible to participate in and receive any benefits to which you are entitled under the employee benefit plans that the Company provides for its employees generally, as well as any employee benefit plans that the Company provides for its executive officers generally.

3.4.        Expenses.  During the Initial Term and any Renewal Term, the Company shall reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee.

3.5.        Equity Awards.   During the Initial Term and any Renewal Term, you shall be eligible to receive equity awards of the Company under the terms of the Company’s 2009 Incentive Plan, as determined by the Compensation Committee.

3.6         Existing Entitlements.  Notwithstanding anything herein to the contrary, (a) you shall be entitled to receive any salary and annual bonus compensation earned but unpaid as of the Effective Date and (b) for purposes of any outstanding equity compensation awards (including for purposes of vesting), you shall be deemed to have continuous and uninterrupted employment with the Company through the expiration of the Initial Term or the Renewal Term.

4.           Non-Competition and Confidential Information.

4.1.        Non-Competition.  You agree that during the Initial Term and any Renewal Term and for a period of two years (the “Relevant Period”) after the termination for any reason of your employment, you shall not, directly or indirectly, (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is, or who at any time in the twelve-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, to any Competing Business (as defined below); provided, however, that you may provide services to a Competing Business (other than Amazon.com, Inc. and its subsidiaries and affiliates and their respective successors (collectively, “Amazon”)) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that you do not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area.  For purposes of this Agreement, the term “Competing Business” shall mean (i) Amazon or (ii) any person, corporation or other entity engaged in the Business Area.  For purposes of this Agreement, the term “Business Area” shall mean the sale, distribution or attempted sale or distribution of books, textbooks, periodicals, newspapers, digital or audio versions of any of the foregoing or e-reading devices and related software.  Notwithstanding the foregoing, the restrictions of this Section 4.1 shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries.

4.2.        Ownership of Other Securities.  Nothing in Section 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System in an amount up to 5% of the outstanding number of such securities.

4.3.        Confidential Information.  (a) You shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below).  You shall not, directly or indirectly, use (for your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of your duties for the Company.  For purposes of this Agreement, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by you (alone or with others) or to which you shall have had access during any employment with the Company.  Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company.  For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that:  (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures.  You understand that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and you shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company.  Nothing in this Agreement shall be construed to mean that Company owns any intellectual property or ideas that were conceived by you before you commenced employment with Company and which you have previously disclosed to the Company.  Subject to Section 4.3(b), nothing in this Section 4.3(a) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.

(b)         You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, if you are legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, you shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Section 4.3.  Thereafter, you shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, you are compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, you shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as you believe in good faith on the basis of advice of counsel is required by law, and you shall give the Company prior notice of the Confidential Information or Trade Secret Information you believe you are required to disclose.  The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.3(b).

4.4.        Inventions.  You shall promptly disclose and provide to the Company, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that you conceive, originate, develop, improve, modify and/or create, solely or jointly with others, during the period of your employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” (as defined under this Agreement), or are patentable, copyrightable or protectable as trade secrets.  You acknowledge and agree that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by you within the scope of your employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and owner of such copyrightable works.  In the event that any Invention is deemed not to be a “work for hire”, or in the event that you should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, you hereby irrevocably waive all rights, title and interest and assign to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention.  You agree that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after your employment hereunder or otherwise.

4.5.        Return of Information.  You shall promptly deliver to the Company, upon the termination for any reason of your employment, or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in your possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

4.6         Cooperation.   You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, you shall provide reasonable cooperation to the Company and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any affiliate and any other legal, internal or business matters of or concerning the Company and/or any affiliate.  Such cooperation shall include meeting with and providing information the Company, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company.  The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.6.

4.7.        Non-Disparagement.  During and after any employment with the Company, regardless of how, when or why such employment ends, (a) you shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients or businesses or any of their current or former officers, directors, employees or shareholders and (b) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning you; provided, however, that nothing herein shall prohibit (i) critical communications between you and the Company or Company Parties during the Initial Term and any Renewal Term and in connection with your employment or (ii) you or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).  For purposes of this Agreement, the term “Company Parties” shall mean the executive officers and designated spokespersons of the Company.

4.8.        Severability.  If any of the restrictions in this Section 4 should for any reason whatsoever be declared invalid, the validity or enforceability of the remainder of this Agreement shall not be adversely affected thereby.

4.9.        Equitable Relief.  (a) You acknowledge that your services to the Company are of a unique character that gives them a special value to the Company.  You further recognize that any violation of the restrictions in this Section 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company.  Accordingly, you agree that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in this Section 4.

(b)         In addition, the Company recognizes that any violation of the restrictions in Section 4.7(b) may give rise to losses or damages for which you cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to you.  Accordingly, the Company agrees that, in addition to any other remedy that you may have at law or in equity, you shall be entitled to injunctive relief to restrain any violation by the Company of the restrictions in Section 4.7(b).

4.10.      Reasonableness.  You acknowledge that the limitations and obligations contained in this Section 4 are, individually and in the aggregate, reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable and unenforceable, you shall submit to such limitations and/or obligations in such form as the arbitrator shall determine.  You agree that you shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.

5.           Indemnification.  You shall be indemnified by the Company, as an officer of the Company and its affiliates, against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.  For purposes of this Agreement, such indemnification shall extend to, to the fullest extent permitted by law, legal fees, costs, expenses, judgments, settlements, claim resolution payments, arbitration fees, arbitrator fees, mediation fees, negotiation fees and hold harmless obligations.

6.           Miscellaneous.

6.1.        Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

6.2.        Binding Effect; Benefits.  This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

6.3.        Amendments and Waivers.  This Agreement may not be amended or modified except by an instrument or instruments in writing signed by both parties to this Agreement.  Electronic communications, even if receipt is acknowledged, shall not constitute an amendment or modification of this Agreement.

6.4.        Assignment.  Neither this Agreement nor any rights or obligations that either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

6.5.        Notices.  Any notice that may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you at the address set forth on the first page hereof, or to the Company at 122 Fifth Avenue, New York, NY 10011 to the attention of the Vice President for Human Resources for the Company (with a copy to the General Counsel for the Company), or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this section.

6.6.        Section and Other Headings; Other.  The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

6.7.        Governing Law.  This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Except as provided in Section 6.9, exclusive jurisdiction for all disputes or claims arising under or in connection with this Agreement, and any and all claims by or against you relating to your employment with the Company, shall lie in any Federal  or state court located within the County of New York.

6.8.        Survival of Rights and Obligations.  All rights and obligations arising hereunder shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein to the extent necessary to preserve the intended benefits of such provisions.  If any section of this Agreement  is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law.

6.9.        Arbitration.  The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by you relating to your employment with the Company, including any claims of discrimination or other employment-related claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other employment-related Federal, state or local law, shall be submitted to arbitration before the American Arbitration Association (“AAA”) under its rules then prevailing for the type of claim in issue before one arbitrator and to be held at the AAA’s office located in the County of New York.  In any arbitration hereunder, the arbitrator shall have the power to issue appropriate injunctive or other non-monetary relief, and award appropriate compensatory damages.  The parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary or consequential damages, or any other damages, and each relevant arbitrator is specifically divested of any power to award any damages in the nature of punitive, exemplary or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.  Nothing in this arbitration provision shall preclude, and the parties expressly acknowledge that either party may seek, temporary injunctive relief from any Federal or state court located within the County of New York in connection with or as supplement to an arbitration hereunder, including regarding any claim under Section 4 of this Agreement.  For purposes of any such action or proceeding, the parties each hereby specifically submit to the personal jurisdiction of any Federal or state court located within the County of New York and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided in Section 6.5 of this Agreement.

6.10.      Section 409A of the Code.   It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for your benefit under this Agreement or any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) may not be reduced by, or offset against, any amount owing by you to the Company.  Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements provided to you under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.   Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law.  Your tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A of the Code, to the relevant facts and circumstances.  You should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

6.11.      Representations and Warranties.  You hereby represent and warrant to the Company that (a) your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that has not been disclosed to the Company prior to the execution of this Agreement; (c) in the performance of any duties and responsibilities on behalf of the Company, you shall not divulge or use in any way any trade secrets or confidential or proprietary information that are within your possession or knowledge (if any), are owned by any other person or entity and regardless of whether or not such trade secrets or confidential or proprietary information are subject to any written agreement; and (d) upon the execution and delivery of this Agreement, it shall be a valid and binding obligation, enforceable in accordance with its terms.  You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

6.12.      Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

BARNES & NOBLE, INC.

By:	/s/ Joseph J. Lombardi
Name: Joseph J. Lombardi
Title: Chief Financial Officer

Accepted and Agreed to:

LEONARD RIGGIO

By:	/s/ Leonard Riggio

Date:	May 12, 2010

[Signature Page to Employment Agreement]

EXHIBIT A

BARNES & NOBLE, INC.
2009 EXECUTIVE PERFORMANCE PLAN

BARNES & NOBLE, INC., a corporation existing under the laws of the State of Delaware (the “Company”), hereby establishes and adopts the following 2009 Executive Performance Plan (the “Plan”). Certain capitalized terms used in the Plan are defined in Article 2.

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to stimulate the efforts of such individuals to contribute to the continued success and growth of the Company’s business; and

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the awarding of bonuses that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE 1

PURPOSE OF THE PLAN

1.1. Purposes. The purposes of the Plan are to provide personal incentive and financial rewards to senior management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional services. Making such senior management participants in that success will advance the interests of the Company and its stockholders and will assist the Company in attracting and retaining such senior management.

ARTICLE 2

DEFINITIONS

2.1. “Award” shall mean the amount of the Incentive Award paid to a Participant pursuant to the Plan.

2.2. “Board” shall mean the board of directors of the Company.

2.3. “Certification” shall have the meaning set forth in Section 4.2.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board), consisting of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange.

2.6. “Company” has the meaning set forth in the introductory paragraph of the Plan.

2.7. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1

EXHIBIT A

2.8. “Incentive Award” shall mean an amount equal to 1.5% of the Company’s Operating Income for the Performance Period for each Participant.

2.9. “Operating Income” shall mean the gross profit minus operating expenses of the Company and its Subsidiaries on a consolidated basis, before deduction of interest payments and income taxes and accrual of any amounts for payment under this Plan for the Performance Period, as reported in the Company’s income statement for the applicable Performance Period, without regard to items relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) changes in accounting standards required by generally accepted accounting principles, in each case as determined in accordance with generally accepted accounting principles and as reported in (x) the Company’s consolidated statement of operations, (y) notes to the Company’s consolidated financial statements or (z) management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission, in each case for the applicable Performance Period.

2.10. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan with respect to any given Performance Period.

2.11. “Performance Period” shall mean the Company’s fiscal year or any other period during a fiscal year that the Committee, in its sole discretion, may determine.

2.12. “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.13. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, excluding any such Subsidiary whose securities are publicly traded.

ARTICLE 3

ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or any Subsidiary selected by the Committee to participate in the Plan.

3.2. Administration.  (a)  The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the terms and conditions of Incentive Awards, not inconsistent with the provisions of the Plan, and whether an Award shall be paid in cash or Shares; (iii) determine the time when Incentive Awards will be made and the Performance Period to which they relate; (iv)  certify the calculation of Operating Income and the amount of the Incentive Award payable to each Participant in respect of Performance Periods; (v) in connection with the determination of the amount of each Award, determine whether and to what extent the Incentive Award shall be reduced based on such factors as the Committee deems appropriate in its discretion; (vi) interpret and administer the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant and any person claiming any benefit or right under an Incentive Award or under the Plan. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

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EXHIBIT A

(c) To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, applicable law or the rules and regulations of the New York Stock Exchange, the Committee may delegate to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

ARTICLE 4

AWARDS

4.1. Performance Period. Not later than 90 days after the commencement of each fiscal year of the Company, the Committee shall, in writing, (i) designate one or more Performance Periods for such fiscal year, provided that any Performance Period of less than one year shall be designated no later than the date on which 25% of such Performance Period has lapsed, (ii) determine the Participants for such Performance Period(s), and (iii) specify any adjustments to Operating Income for the Performance Period.  If a person becomes eligible to participate in the Plan after the Committee has made its initial written determination of the Participants for a Performance Period, such individual may become a Participant for the Performance Period if so designated by the Committee in writing.

4.2. Certification. As soon as reasonably practicable following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of Operating Income and the Incentive Award for each Participant (the “Certification”).

4.3. Payment of Incentive Awards. Following each Certification, the Committee shall determine the amount of the Incentive Award actually payable to each Participant in its sole discretion based on such factors as it deems appropriate, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The Award amount determined by the Committee for a Performance Period shall, subject to Section 4.4, be paid to each Participant no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Awards shall be paid in cash or, in the Committee’s sole discretion, in shares under a shareholder approved stock plan of the Company or any combination thereof.

4.4. Deferral. A Participant shall be entitled to elect to defer the payment of any Award payable to such Participant under the Plan pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.

4.5. Changes in Employment. If a person becomes a Participant during a Performance Period (pursuant to the last sentence of Section 4.1 herein) or if a Participant dies or retires or if a Participant’s employment otherwise ceases during a Performance Period (except for termination by the Company for cause, as determined by the Committee in its sole discretion), the Incentive Award payable to such a Participant may be proportionately reduced based on the period of actual employment during the applicable Performance Period), as determined by the Committee in its sole discretion.

ARTICLE 5

GENERALLY APPLICABLE PROVISIONS

5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code or by the rules and regulations of the New York Stock Exchange.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards.

5.3. Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

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EXHIBIT A

5.4. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.6. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.7. Construction. All references in the Plan to “Section,” or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the word  “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words  “without limitation.”

5.8. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

5.9. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and construed accordingly.

5.10. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.11. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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